Exhibit 10.11

Protalex, Inc.
c/o Frank M. Dougherty, Esq. 2632 Mesilla NE
Albuquerque NM 87110-3660
August 21, 2003


I, Dr. Paul L. Mann, hereby reiterate and affirm my existing obligation to cooperate with and assist Protalex, Inc. in connection with any international patent applications or other filings that Protalex, Inc. may initiate in respect of the patent I developed and filed with the U.S. Patent and Trademark Office in April, 2002 and which I subsequently assigned to Protalex, Inc. I agree to execute and acknowledge such applications, assignments and other documents as may be necessary or desirable to obtain patent rights for said patent in other countries and to transfer ownership of said patent to Protalex, Inc. in accordance with the laws of other countries. All costs and expenses associated with obtaining such patent protection and ownership of the patent in other countries shall be the responsibility of Protalex, Inc.



Paul L. Mann

Dr. Paul L. Mann